Exhibit 99.2
PRESS RELEASE

CONTACTS:
Investors: Julie Loftus Trudell	News Media: Kent Jenkins, Jr.
Senior Vice President, Investor Relations	Senior Vice President, Communications
(757) 321-3597	(757) 518-3671
AMERIGROUP Prices $240 million in Convertible Senior Notes
VIRGINIA BEACH, Va. (March 22, 2007) — AMERIGROUP Corporation (NYSE: AGP) announced today the pricing of $240 million in aggregate principal amount of its convertible senior notes due 2012. The notes are being sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (Securities Act).
The 2012 notes will pay interest semiannually at a rate of 2.00% per annum. The notes will be convertible, at the holder’s option during specified periods, at an initial conversion rate of 23.5114 shares per $1,000 principal amount of notes, which represents a 32.5 percent conversion premium based on the closing price of $32.10 per share on March 22, 2007. In certain circumstances, the notes will be settled in cash up to the principal amount of the notes and, if applicable, shares of AMERIGROUP’s common stock for any value in excess thereof. AMERIGROUP has granted the initial purchasers an option to purchase up to an additional $20 million aggregate principal amount of the convertible notes to cover overallotments.
AMERIGROUP estimates that the net proceeds from the offering will be approximately $232 million after deducting estimated discounts, commissions and expenses.
AMERIGROUP intends to use the proceeds from the convertible notes offering to repay a portion of the outstanding amount under a new senior secured credit facility or another financing arrangement that enables it to post a supersedeas bond in connection with the appeal of its Illinois qui tam litigation.
AMERIGROUP also expects to use a portion of the offering proceeds to fund convertible note hedge transactions that it has entered into with an affiliate of one of the initial purchasers or its hedging party (the “counterparty”). AMERIGROUP also entered into separate transactions with the counterparty to sell warrants to purchase shares of its common stock, which will have an exercise price of approximately $53.77 per share, representing a 67.5 percent premium based on the closing price of $32.10 per share on March 22, 2007. The counterparty to these transactions is likely to purchase shares of AMERIGROUP common stock or enter into derivative transactions in AMERIGROUP common stock concurrently with or following the pricing of the notes.
4425 CORPORATION LANE • VIRGINIA BEACH, VIRGINIA 23462 • 757-490-6900
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These convertible note hedge and warrant transactions are intended to offset the dilution to AMERIGROUP’s common stock resulting from potential future conversion of the notes.
Rule 144A
This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of securities will be made only by means of a private offering circular. The notes and the shares of AMERIGROUP common stock issuable upon conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or applicable exemption from registration requirements.
About AMERIGROUP Corporation
AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for low-income Americans by developing innovative managed health services for the public sector. Through its wholly owned subsidiaries, AMERIGROUP serves more than 1.3 million people in the District of Columbia, Florida, Georgia, Maryland, New Jersey, New York, Ohio, Tennessee, Texas and Virginia.
Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release contains certain ''forward-looking’’ statements, including statements related to the convertible senior notes, the convertible note hedge and warrant transactions, the senior secured credit facility and the posting of the supersedeas bond, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause AMERIGROUP’s actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against AMERIGROUP; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.
Investors should also refer to our Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on February 27, 2007, for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.